UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 7, 2015
Date of report (Date of earliest event reported)

GREENLIGHT CAPITAL RE, LTD.
(Exact name of registrant as specified in charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-33493 (Commission file number)	N/A (IRS employer identification no.)

65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110 Grand Cayman, Cayman Islands (Address of principal executive offices)		KY1-1205 (Zip code)

(345) 943-4573
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On May 7, 2015, Greenlight Reinsurance, Ltd., a Cayman Islands company (the "Company") entered into an amended and restated letter of credit facility agreement (the “Amended and Restated Facility Agreement”) and related hypothecation agreement, custodial services agreement and securities account control agreement (collectively, the "Amended and Restated Master Agreements") with Bank of America, N.A. (the "Bank"). The Amended and Restated Facility Agreement amends and replaces the facility agreement dated January 18, 2011 and reduces the maximum amount of available facility to US$120,000,000 from US$200,000,000 (the "Facility") effective as of May 7, 2015. The Company will pay fees and commissions as set forth in the Amended and Restated Facility Agreement. The Facility will be available until July 11, 2015 (the "Facility Termination Date"), and will be extended annually by 364 days unless either party delivers a written notice of cancellation 90 days before the then effective Facility Termination Date. Termination of the Facility shall not terminate any outstanding letters of credit at the Facility Termination Date. The Facility is secured by pledges by the Company of cash and securities selected by the Company.

The Amended and Restated Master Agreements contain certain customary events of default and covenants, including, but not limited to, limitations on liens on collateral, letter of credit collateralization requirements and a change of control default provision.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GREENLIGHT CAPITAL RE, LTD.
(Registrant)

By:	/s/ Tim Courtis
Name:	Tim Courtis
Title:	Chief Financial Officer
Date:	May 13, 2015